Exhibit 10.9

March 29, 2013

Nadav Navon, PhD, MBA
Intec Pharma
12 Hartom St, P.O.B 45219, Jerusalem 91450
Israel

Re: MJFF Research Grant 2013

Project Title: “Oral Toxicity Study in Goettingen Pigs with 30-Day Recovery (GLP”

Dear Dr. Navon:

On behalf of the Board of Directors of The Michael J. Fox Foundation for Parkinson’s Research (MJFF), it is a pleasure to make this award in the amount of $704,479.25 to conduct the research described in your proposal, “Oral Toxicity Study in Goettingen Pigs with 30-Day Recovery (GLP.”

This nine-month award is offered based on your representation that you have no overlapping grants or additional funding for this work. Please contact MJFF immediately if at any time during this period additional third-party funding is sought or received, or if circumstances arise prohibiting completion of your project on schedule. The terms and conditions governing this award are detailed in the attached agreement. Please read it carefully and contact us with any questions.

To accept this award, please sign the enclosed agreement (including appropriate institutional sign-off). Please scan the signed agreement and send electronically to AHARRIS@michaeljfox.org. We ask that you return a signed agreement no later than April 5, 2013. If you do not wish to accept finding, please notify MJFF as soon as possible.

The Michael J. Fox Foundation for Parkinson’s Research is enthusiastic about supporting your research and wishes you utmost success with this project and all your pursuits. Congratulations!

Sincerely,

/s/ Joanne Martz
Joanne Martz
Chief Financial and Administrative Officer

Grand Central Station • P.O. Box 4777 • New York, NY 10163-4777 • Tel. 212-509-0995 • Fax 212-509-2390 • www.michaeljfox.org

The Michael J. Fox Foundation for Parkinson’s Research
Award Terms and Conditions — MJFF Research Grant 2013

Principal Investigator(s): Nadav Navon, PhD, MBA

The Michael J. Fox Foundation for Parkinson’s Research (MJFF) is pleased to make you this award (the “Award”) to support the work described in your application, “Oral Toxicity Study in Goettingen Pigs with 30-Day Recovery (GLP.” (the “Project”). In accepting this Award, you and your institution (collectively, “You” or “you”) agree to the following terms and conditions in this Agreement.

1. Sources of Funds

This Award is made with the understanding that your Project currently has no additional sources of funding and does not overlap with any existing grants. You agree that you will neither solicit nor accept additional funding for this Project without prior written notice to MJFF. If there is overlap between this Award and another grant made to you by another third party, MJFF will renegotiate the budget of this Award with you (a copy of the final budget is provided with this Agreement as Appendix A) and reserves the right to provide less funding than identified in this Award or obtain a refund from you, so that funding from this Award does not overlap with another grant. If you receive additional funding for your Project without MJFF’s advance written consent, MJFF reserves the rights to withhold funding and require repayment of this Award if it is not satisfied, in its reasonable discretion, that the additional funding is for incremental research activity which does not overlap with this Award or conflict with your ability to perform the Project.

2. Use of Funds

2.1 Funds awarded by MJFF are to be used solely for the Project and are conditioned on your meeting certain milestones and deliverables, which are attached at Appendix B, timely delivery of expense and progress reports and participation in MJFF sponsored meetings at which your progress will be assessed. MJFF assessments are based on review of your progress at regular intervals, determination of the quality of the scientific research performed, and its continued high relevance to Parkinson’s disease (“MJFF Assessment Criteria”). In exchange, MJFF agrees to pay all direct costs for this Project, in addition to indirect costs with a limit of up to 10% of direct costs. For this Award, funds are allotted in the amount of $640,435.68 direct costs, and $64,043.57, indirect costs. Any unused funds at the end of the Award period, as detailed in a final expense report, must be returned to MJFF within one month from the submission of the expense report. You shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect the use of the Award. MJFF shall have the right to review and audit such books, records and accounts at a mutually convenient time upon prior written notice to you.

Grand Central Station • P.O. Box 4777 • New York, NY 10163-4777 • Tel. 212-509-0995 • Fax 212-509-2390 • www.michaeljfox.org

2.2        The Award is to be used as budgeted and reflected in the milestones. Any alterations, amendments, or changes in the specific goals or budget of the Project will require the review and pre-approval of MJFF. Examples of such alterations or amendments include (but are not limited to): transfer of a Principal Investigator (“PI”) from one institution to another, adding or deleting a specific Project goal, budget reallocation, or modification of proposed workload and milestones. Please note that MJFF funds shall not be used for travel or equipment costs not approved in the budget as awarded (see Appendix A).

2.3        If you request a change to the Award, you must submit a written request for approval detailing the requested change and associated rationale in advance to a member of the MJFF research team. Failure to obtain prior approval for any changes in work timeline, milestones or budget may result in revocation of funding in whole or part. You agree that funds expended by you either not in accordance with the approved Project or prior to pre-approval of any material change to are both (i) recoverable by, and subject to restitution by you to, MJFF and (ii) may be cause for immediate termination of funding by MJFF.

3.	Grant Timeline

3.1        MJFF expects that your Project will be completed according to the agreed timeline attached at Appendix B. Continued funding also is contingent on demonstrated progress and satisfactory assessment by MJFF. To this end, you are required to do the following:

(a)	Provide written proof of Institutional Animal Care and Use Committee (“IACUC”) approval one month from date of award notification (March 29, 2013). Payment to begin work will not be issued without IACUC approval.

(b)	Confirm in writing that all personnel (including technicians and post-doctoral fellows) have been hired by the third month of the project, or that any delay in hiring has not postponed progress on the work described. MJFF will contact awardees at the three-month mark of the Award for such confirmation. Failure to meet this requirement may result in withholding of further payment.

(c)	Participate in regularly scheduled assessment meetings and/or teleconferences. Failure to participate in these assessments and to demonstrate satisfactory progress may result in withholding of future payments.

(i)	The first assessment will be held at the six-month mark of your Award by teleconference to review initial progress.

(ii)	An assessment meeting will be held at the completion of your Award; The individual awardee is required to attend assessment meetings in person, unless otherwise informed by MJFF.

(d)	Complete progress and expense reports detailing your progress against milestones and your associated expenditures. These reports will be due before the assessment meeting at the completion of your award. When appropriate, additional reports may be requested before other assessment meetings and teleconferences. Templates will be provided to you to facilitate this reporting. These reports will be reviewed by MJFF against the MJFF Assessment Criteria; MJFF may thereafter provide you with suggestions, critique, and feedback.

(e)	Participate openly in discussions regarding your Project with MJFF’s scientific and research staff, and advisors.

3.2        Failure to meet milestones, furnish scheduled deliverables, including any reports, satisfactorily meet MJFF Assessment Criteria or comply with this Agreement may serve as one or more bases for termination of funding by MJFF.

3.3        If at any time circumstances arise that prohibit completion of the Project on schedule, you are required to notify MJFF immediately. MJFF will consider granting ONE no-cost extension per project on a case by case basis. To apply for a no-cost extension, submit a letter detailing the request. The letter should include reasons for delays or changes, associated rationale, a timeline for continuing the work, and an expense report detailing remaining funds.

4.	Payment Schedule

4.1        Subject to the foregoing conditions, MJFF intends to pay your Award on the installment schedule outlined in the Milestones Appendix B document.

4.2        MJFF reserves the right to change this schedule if necessary and will notify you and/or your administrator in writing in that event.

5.	Confidentiality

5.1        MJFF treats all pre-proposals, applications, research projects, associated research information and underlying data (collectively, the “Confidential Information”) as confidential, using no less than reasonable care in protecting the Confidential Information from disclosure to third parties who do not participate in the application review and assessment processes. All Confidential Information will be used by MJFF for the purposes of reviews and assessments, and will be shared only in accordance with its Sharing Policy (see Section 7 below). Such obligations cover any information retained in the unaided memories of persons participating in reviews and assessments and may not be used without the permission of the disclosing party. Notwithstanding the foregoing, the obligations governing the disclosure and use of Confidential Information do not apply with respect to Confidential Information that:

(a)	was generally known to the public at the time of disclosure;

(b)	becomes generally known to the public through no unlawful or unauthorized act or omission, or violation of this Agreement, by any recipient of Confidential Information, ;

(c)	was independently developed by any recipient prior to disclosure; or

(d)	was disclosed to a recipient by a third party who has the right to make such disclosure.

5.2        Provided that subsections (a)-(d) above do not become applicable, if any recipient of Confidential Information is asked to produce any Confidential Information pursuant to a legal or governmental proceeding, such recipient shall give the applicant or other owner of such Confidential Information (the “Discloser”) as much prior notice of such request as is reasonably practicable, under the circumstances and shall use its reasonable efforts to assist the Discloser of such Confidential Information in defending Discloser’s rights (at Discloser’s cost), including objecting to such request, obtaining confidential treatment for Confidential Information, disclosing only that portion of the Confidential Information responsive to a judicial or governmental order, and providing Discloser with any copies of Confidential Information so disclosed.

6.	Data Underlying Research Information to be Included with Progress Reports

With each progress report, you agree to provide MJFF, in a format prescribed by it, the data underlying your research information for each milestone (the “Data”). MJFF and its grant assessors will use the Data to assess your progress toward achieving the milestones.

7.	Sharing Policy

7.1        As MJFF is a public charity, research conducted with funds from MJFF (“Research”) must be conducted in the public interest MJFF acknowledges that discoveries and related regulatory approvals made by researchers under its sponsorship are the property of those conducting and responsible for the Research and that unless otherwise agreed to by the parties, such researchers shall have the first opportunity to exploit the Research commercially or otherwise.

7.2	Notwithstanding the foregoing, you agree that MJFF:

(a)	may retain the Data and that MJFF may, 90 or more days after expiration of the Award, make the Data available to MJFF employees, consultants, grant recipients and others affiliated with MJFF through a secure medium to advance scientific discovery. This subsection shall not prohibit MJFF from making the Data available before expiration of the grant to persons executing MJFF’s Confidential Disclosure Agreement for the purpose of assessing your progress toward achieving the milestones. If the Data ceases to be Confidential Information as described in subsections (a)-(d) of MJFF’s Confidentiality policy, then these restrictions on dissemination shall not apply;

(b)	may, after reasonable consultation which will not be unreasonably denied, conditioned or delayed by you, publicly release a summary of findings of the research 90 or more days after expiration of the Award; and,

(c)	may make all tools or reagents (i) funded by and (ii) that result from awarded projects (collectively, the “Results”) readily available to the community including MJFF for research purposes 90 or more days after expiration of the Award. You agree that you will cooperate and collaborate with MJFF and other researchers and share access to Results on fair and reasonable terms and conditions. By signing this Agreement, you and your institution are confirming that you are not aware of any requirements that would prohibit, delay, or restrict your ability to share your Results from this initiative, including requirements of third-party collaborators or companies with which you are affiliated.

(d)	Notwithstanding the 90-day periods set forth in subsections (a)-(c) above, MJFF will consider a request by you to delay the availability of Data, a summary and/or the Results in order to complete any necessary intellectual property filings.

8.	Liability

You acknowledge that MJFF is solely a passive grantor, and you hereby agree to indemnify, defend and hold MJFF, its directors, trustees, officers, employees, agents and consultants harmless in connection with all liability directly or indirectly arising out of the Project, including all associated costs, damages and expenses and reasonable attorney’s fees.

9.	Use of MJFF Brand

You agree to abide by the following policy regarding use of MJFF’s name, logo, marks, trade dress, image, and likeness of Michael J. Fox, its founder (collectively, the “Brand”). MJFF prohibits any use of the MJFF Brand in any publicity efforts, notices, releases, statements or publications without its prior written approval. All use of the Brand including, without limitation, the name/image/likeness of Michael J. Fox shall be submitted in advance to MJFF for approval. Failure of MJFF to approve any proposed use of the Brand within five (5) business days of its receipt of any request for approval of a proposed use shall be deemed non-approval of the proposed use. You acknowledge that these terms are reasonable precautions to protect the MJFF Brand and its goodwill, both of which are extremely valuable assets of MJFF. Any goodwill resulting from an approved use of the MJFF Brand by you shall inure solely and exclusively to MJFF.

10.	Publication

MJFF expects that information about the Results will be published as rapidly as possible in the open scientific literature, consistent with high standards of scientific excellence and rigor.

11.	Recognition of Funder

Any publications resulting from this Award shall include acknowledgement of the funding provided by The Michael J. Fox Foundation for Parkinson’s Research. When publications result from work funded under this Award, you are required to update MJFF, even if such publications occur after the end of the Award.

12.	Animal or Human Subjects and Compliance with Law

12.1        If your project involves the use of animals or human subjects, you must provide a letter of approval for such use from your institution’s regulatory assurance body prior to the initiation of funding.

12.2        You are solely responsible for complying with any and all applicable laws relating to the Project.

13.	Miscellaneous

13.1        This Agreement including appendices constitutes the entire agreement of the parties related to its subject matter and supersedes all prior agreements, oral or written. This Agreement may not be modified, amended or waived except by written agreement of the parties.

13.2        All notices to MJFF required or permitted by this Agreement shall be sent by email to: aharris@michaeljfox.org, unless MJFF specifies a different person to you in writing.

13.3        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Accepted and agreed to by:

/s/ Joanne Martz	3/29/13
Joanne Martz
Chief Financial and Administrative Officer, MJFF	Date

/s/ Nadav Navon
Nadav Navon, PhD, MBA	Date 3/4/13

Intec Pharma Institutional Approval:
Name: GIORA CARNI
Title: CEO
Ph: 922-2-5864657
Email: GIORA@intecpharama.com
Signature: /s/ Giora Carni	Date 3.4.2013

The Michael J. Fox Foundation for Parkinson’s Research

MJFF Research Grant 2013

Appendix A - Overview

Name (Last, First): Navon, Nadav

Project Title: Oral Toxicity Study in Goettingen Pigs with 30-Day Recovery (GLP

Summary of Totals	Total Costs ($US)	Total Director Costs ($US)	Total Indirect Cost ($US)
Total Administrative Costs (from Planning Phase)	$3,379.20	$3,072.00	$307.20
Total Execution Phase (Months 4-12)	$701,100.05	$637,363.68	$63,736.37
Total Execution Phase (Months 13-24)
Total Execution Phase (Months 25-36)
TOTAL PROJECT BUDGET	$704,479.25	$640,435.68	$64,043.57

Note: Totals in the grey section above will pre-populate based on the completion of additional worksheets. Your completion of this section is not required.

Please specify how much each patient visit will cost (list any details factored into the costs     NA

Details	Costs in US $

Cost per patient visit	0

List the number of patient visits expected throughout the duration of the trial.       NA

	Year 1	Year 2	Year 3	Total
Number of Patient Visits				0
Cost of Patient Visits Per Year	0	0	0	0

The Michael J. Fox Foundation for Parkinson’s Research

MJFF Research Grant 2013

Appendix A - Planning Phase (Months 1-3)

Name (Last, First): Navon, Nadav

Project Title: Oral Toxicity Study in Goettingen Pigs with 30-Day Recovery (GLP

Total Planning Phase Costs:	$3,379.20
Direct Costs	$3,072.00
Indirect Costs:	$307.20

PERSONNEL

Name	Role	% Effort	Base Salary	Salary Requested	Fringe Benefits	Total Requested
	Principal Investigator	2%	$120,000.00	$2,400.00	$672.00	$3,072.00
		0%	$-	$-	$-	$-
		0%	$-	$-	$-	$-
		0%	$-	$-	$-	$-
		0%	$-	$-	$-	$-
		0%	$-	$-	$-	$-
$3,072.00

Other ORB submission, database set up, etc
Description	Total Requested

	$

Direct Costs:		$3,072.00
Indirect Costs (10%):		$307.20

Total Expenditures:		$3,379.20

The Michael J. Fox Foundation for Parkinson’s Research

MJFF Research Grant 2013

Appendix A - Execution Phase (Months 4-12)

Name (Last, First): Navon, Nadav

Project Title: Oral Toxicity Study in Goettingen Pigs with 30-Day Recovery (GLP

Total Grant Amount:	$701,100.04
Total Direct Costs	$637,363.68
Total Indirect Coots:	$63,736.37

PERSONNEL
Name	Role	% Effort	Base Salary	Salary Requested	Fringe Benefits	Total Requested	Fixed vs. Per Patient Costs
	Principal Investigator	8%	$120,000.00	$9,600.00	$2,688.00	$12,288.00
		0%	$-	$-	$-	$-
		0%	$-	$-	$-	$-
		0%	$-	$-	$-	$-
		0%	$-	$-	$-	$-
		0%	$-	$-	$-	$-
$12,288.00

SUPPLIES, DATA MGMT, PATTENT VISITS (please itemize)
Item	Unit Cost	# Units	Total Requested	Fixed va. Per Patient Costs
Calvert Labs	$583,400.00	1	$583,400.00

ANALYST RESEARCH LABORATORIES LTD	$41,675.68	1	$41,675.68
			$-
			$-
			$-
			$625,075.68

Direct Costs:	$637,363.68
Indirect Costs (10%):	$63,736.37

Total Expenditures:	$701,100.04

Total Fixed Costs
Total Per Patient Costs
Total Months 4-12 Costs

Nadav Navon, PhD, MBA- MJFF Award Agreement

Appendix B - Project Payment Schedule & Milestones

The Michael J. Fox Foundation for Parkinson’s Research

Levodapa Delivery - MJFF Research Grant 2013

Principal Investigator: Nadav Navon, PhD;

Project Title: Toxicity Study in Goettingen Pigs with 30-Day Recovery (GLP)

Project Deliverables: To evaluate in Goettingen Pigs the toxicity of Accordion Pills, containing CD/LD vs. placebo control or Sinemet, when administered orally, by capsule, two or three times daily for 180 consecutive days, followed by one month of recovery. The study will include thorough, focused examination of the entire gastrointestinal tract at necropsy with particular attention to the presence of residual administered product-associated material.

Description	Milestones (required for next payment)	Amount	Payment Timing
Months 0-3 Milestones	• Obtain IACUC permission and send copy to MJFF • Send final protocol to MJFF • Purchase 48 Goettingen Pigs	$230,000	Payable within 30 days following full execution of Award

Months 4-6 Milestones	• Begin experiment (4 groups of 12 pigs each, as per protocol) • Participate in follow-up call and communicate progress report to MJFF	$230,000	Payments will be issued based on progress reports provided to MJFF by Awardee. Reports will indicate progress against milestones.

Months 7-9 Milestones for Execution Phase	• Conclude study • Euthanize 3 animals/sex/group to assess presence of residual administered product associated material. • Send final report to MJFF	$244,479.25	Payments will be issued based on progress reports provided to MJFF by Awardee. Reports will indicate progress against milestones.

	Total Project:		$704,479.25